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                                                                    EXHIBIT 23.2

                       CONSENT OF DELOITTE & TOUCHE LLP


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Santa Fe Gaming Corporation on Form S-8 pertaining to the Santa Fe Gaming Corporation 1993 Key Employee Stock Option Plan of our report dated December 3, 1999, (which expresses an unqualified opinion and includes an explanatory paragraph relating to Santa Fe Gaming Corporation's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Santa Fe Gaming Corporation for the year ended September 30, 1999, and to the incorporation by reference of our report dated December 3, 1999 in the Prospectus, which is part of this Registration Statement.




/S/ DELOITTE & TOUCHE LLP
____________________________________
DELOITTE & TOUCHE LLP

Las Vegas, Nevada
August 17, 2000